Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into Registration Statement Nos. 333-08990, 333-30304, 333-57970, 333-70238, 333-107835, 333-114243, 333-115596 and 333-134808 on Form S-8 and into Registration Statement No. 333-57972 on Form S-3 of our reports on our audits of the consolidated financial statements of Cray Inc. and Subsidiaries and the effectiveness of Cray Inc. and Subsidiaries’ internal control over financial reporting dated March 13, 2009, appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 2008.
/s/ PETERSON SULLIVAN LLP
Seattle, Washington
March 13, 2009